Exhibit 99.1

FOR IMMEDIATE RELEASE

January 9, 2009

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

Pikeville, Kentucky:

Community Trust Bancorp, Inc. (NASDAQ:CTBI) provides an updated outlook for earnings for the 4Q 2008 and YTD 2008.

CTBI will be recording an other than temporary impairment charge of $1.1 million based upon the current market value of Freddie Mac and Fannie Mae pass-through auction rate securities.  CTBI held $14.9 million of these securities on June 30, 2008 and took an other than temporary impairment charge of $13.5 million during the third quarter of 2008.  The current market value of the securities is $0.5 million.  Also during the 4th quarter, CTBI recorded a $1.1 million decline in the fair value of its mortgage servicing rights and increased its provision for loan losses by $0.7 million compared to the 3Q 2008.  Additionally, current economic conditions combined with the current interest rate environment continue to put pressure on CTBI’s net interest margin and impact its asset quality contributing to lower earnings for the 4Q 2008.  CTBI expects its basic earnings per share for the 4Q 2008 to be from $0.38 to $0.40.  Earnings for the year 2008 are expected to be from $1.49 to $1.51 per share.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc. (NASDAQ-CTBI) has 71 banking locations across eastern, central, south central and northeastern Kentucky, 6 banking locations in southern West Virginia, and 5 trust offices across Kentucky.